EXHIBIT (11)

                            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                                Three Months Ended
(Amounts in thousands,                                March 31,
except per share data)                          1999             1998


Basic

Average shares outstanding                      65,706          66,116
                                               =======          =======

Net earnings                                   $45,277         $38,001
Dividends on preferred stock,
     net of taxes                               (2,740)         (2,904)
                                               -------         -------

Net earnings to common shareholders            $42,537         $35,097
                                               =======         =======


Per share amounts:
     Net earnings to common shareholders         $0.65           $0.53
                                               =======         =======





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                                  EXHIBIT (11)

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                                   Three Months Ended
(Amounts in thousands,                                  March 31,
except per share data)                             1999           1998

Diluted

      Average shares outstanding
       used in Basic earnings per share           65,706         66,116

      Effect of dilutive securities:
       Assumed conversion of
              preferred stock                      7,299          7,668
       Stock options and contingently
              issuable shares                         88            786
                                                 -------        -------

              TOTALS                              73,093         74,570
                                                 =======        =======


      Net earnings                               $45,277        $38,001
      Additional ESOP expense resulting
       from assumed conversion of
       preferred stock, net of taxes              (1,042)        (1,122)
      Income tax adjustment on assumed
       common dividends                             (273)          (286)
                                                  -------        -------

      Net earnings to common shareholders        $43,962        $36,593
                                                 =======        =======


      Per share amounts:
  Net earnings to common shareholders              $0.60          $0.49
                                                 =======        =======